Exhibit 3.1

DREAM FINDERS HOMES, INC.

Certificate of Designations

Series A Convertible Preferred Stock

September 29, 2021

Table of Contents
Section 1.	Definitions	4
Section 2.	Rules of Construction	9
Section 3.	The Convertible Preferred Stock	10
(a)	Designation; Par Value	10
(b)	Number of Authorized Shares	10
(c)	Form, Dating and Denominations	10
(d)	Method of Payment; Delay When Payment Date is Not a Business Day	11
(e)	Transfer Agent; Register	11
(f)	Legends	11
(g)	Transfers and Exchanges; Transfer Taxes; Certain Transfer Restrictions	12
(h)	Exchange and Cancellation of Convertible Preferred Stock to Be Converted, Repurchased or Redeemed	13
(i)	Status of Retired Shares	13
(j)	Replacement Certificates	14
(k)	Registered Holders	14
(l)	Cancellation	14
(m)	Shares Held by the Company or its Affiliates	14
(n)	Outstanding Shares	14
(o)	Repurchases by the Company and its Subsidiaries	15
(p)	Notations and Exchanges	15
(q)	CUSIP and ISIN Numbers	15
Section 4.	Ranking	15
Section 5.	Dividends	15
(a)	Generally	15
(b)	Non-Participating Dividends	16
(c)	Treatment of Dividends Upon Redemption or Conversion	16
Section 6.	Rights Upon Liquidation, Dissolution or Winding Up	16
(a)	Generally	16
(b)	Certain Business Combination Transactions Deemed Not to Be a Liquidation	17
Section 7.	Right of the Company to Redeem the Convertible Preferred Stock	17
(a)	Right to Redeem the Convertible Preferred Stock on or After the Third Anniversary of the Initial Issue Date	17
(b)	Redemption of Convertible Preferred Stock upon a Change of Control	18
Section 8.	Intentionally Omitted	20
Section 9.	Voting Rights	20
Section 10.	Conversion	21
(a)	Generally	21
(b)	Conversion at the Option of the Holders	21

(c)	Conversion Procedures	21
(d)	Settlement upon Conversion	22
(e)	Conversion Price Calculations and Adjustments	23
(f)	Additional Restriction on Conversions	24
Section 11.	Certain Provisions Relating to the Issuance of Common Stock	25
(a)	Equitable Adjustments to Prices	25
(b)	Reservation of Shares of Common Stock	25
(c)	Status of Shares of Common Stock	25
(d)	Taxes Upon Issuance of Common Stock	25
Section 12.	Calculations	25
(a)	Responsibility; Schedule of Calculations	25
(b)	Calculations Aggregated for Each Holder	25
Section 13.	Tax Treatment	25
Section 14.	Notices	25
Section 15.	No Other Rights	25

Exhibits

Exhibit A: Form of Preferred Stock Certificate		A-1
Exhibit B: Optional Conversion Notice		B-1
Exhibit C: Form of Restricted Stock Legend		C-1

Certificate of Designations

Series A Convertible Preferred Stock

On September 1, 2021, the Board of Directors of Dream Finders Homes, Inc., a Delaware corporation (the “Company”), adopted the following resolution designating and creating, out of the authorized and unissued shares of preferred stock of the Company, 150,000 authorized shares of a series of preferred stock of the Company titled the “Series A Convertible Preferred Stock”:

RESOLVED that, pursuant to the Certificate of Incorporation, the Bylaws and applicable law, a series of preferred stock of the Company titled the “Series A Convertible Preferred Stock,” and having an Initial Liquidation Preference of $1,000.000 per share and an initial number of authorized shares equal to 150,000, is hereby designated and created out of the authorized and unissued shares of preferred stock of the Company, which series has the rights, designations, preferences, voting powers and other provisions set forth below:

Section 1.             Definitions.

“Affiliate” of any Person means any Person, directly or indirectly, Controlling, Controlled by, or under common Control with such Person.

“Antitrust Clearance Date” means the date on which the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (or any successor act or regulation thereto), has expired or been terminated (or receipt by the Company of written notice from the Holder that clearance under such law is not required), and any other required clearances, approvals, or authorizations of filings and registrations with, and notifications to government authorities under other applicable antitrust and competition laws have been received, in each case, with respect to the ownership by the Holders of voting securities in the Company.

“Board of Directors” means the Company’s board of directors or a committee of such board duly authorized to act on behalf of such board.

“Business Day” means any day other than a Saturday, a Sunday, or any day on which the Federal Reserve Bank of New York is authorized or required by law or executive order to close or be closed.

“Bylaws” means the Bylaws of the Company, amended and restated, on January 20, 2021, as the same may be further amended, supplemented, or restated.

“Capital Stock” of any Person means any and all shares of, interests in, rights to purchase, warrants or options for, participations in, or other equivalents of, in each case, however designated, the equity of such Person, but excluding any debt securities convertible into such equity.

“Certificate” means any Physical Certificate or Electronic Certificate.

“Certificate of Designations” means this Certificate of Designations, as amended or supplemented from time to time.

“Certificate of Incorporation” means the Company’s Amended and Restated Certificate of Incorporation, as the same may be further amended, supplemented, or restated.

“Change of Control” means any of the following events:

(a)       a “person” or “group” (within the meaning of Section 13(d)(3) of the Exchange Act), other than the Company, its Wholly-Owned Subsidiaries or a Holder (together with its Affiliates), has become the direct or indirect “beneficial owner” (as defined below) of shares of the Company’s common equity representing more than 50% of the voting power of all of the Company’s then-outstanding common equity; or

(b)         the consummation of (i) any sale, lease, or other transfer, in one transaction or a series of transactions, of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to any Person; or (ii) any transaction or series of related transactions in connection with which (whether by means of merger, consolidation, share exchange, combination, reclassification, recapitalization, acquisition, liquidation, or otherwise) all of the Common Stock is exchanged for, converted into, acquired for, or constitutes solely the right to receive, other securities, cash, or other property; provided, however, that any merger, consolidation, share exchange, or combination of the Company pursuant to which the Persons that directly or indirectly “beneficially owned” (as defined below) all classes of the Company’s common equity immediately before such transaction directly or indirectly “beneficially own,” immediately after such transaction, more than 50% of all classes of common equity of the surviving, continuing, or acquiring company or other transferee, as applicable, or the parent thereof, in substantially the same proportions vis-à-vis each other as immediately before such transaction will be deemed not to be a Change of Control pursuant to this clause (b).

For the purposes of this definition, (x) any transaction or event described in both clause (a) and in clause (b)(i) or (ii) above (without regard to the proviso in clause (b)) will be deemed to occur solely pursuant to clause (b) above (subject to such proviso); and (y) whether a Person is a “beneficial owner” and whether shares are “beneficially owned” will be determined in accordance with Rule 13d-3 under the Exchange Act.

“Change of Control Redemption” means the redemption of any Convertible Preferred Stock by the Company pursuant to Section 7(b).

“Change of Control Redemption Date” means the date fixed, pursuant to Section 7(b)(iii), for the redemption of any Convertible Preferred Stock by the Company pursuant to a Change of Control Redemption.

“Change of Control Redemption Notice” has the meaning set forth in Section 7(b)(v).

“Change of Control Redemption Notice Date” means the date on which the Change of Control Redemption Notice is delivered.

“Change of Control Redemption Price” means the cash price payable by the Company to redeem any share of Convertible Preferred Stock upon its Change of Control Redemption, calculated pursuant to Section 7(b)(iv).

“Class A Common Stock” means the Company’s Class A Common Stock, $.01 par value per share, of the Company, subject to Section 10(i).

“Class B Common Stock” means the Company’s Class B Common Stock, $.01 par value per share, of the Company, subject to Section 10(i).

“Close of Business” means 5:00 p.m., Eastern time.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Common Stock” means the Class A Common Stock and the Class B Common Stock.

“Company” has the meaning set forth in the preamble.

“Control” (including its correlative meanings “under common Control with” and “Controlled by”) means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through ownership of securities or partnership or other interests, by contract or otherwise.

“Conversion Consideration” means, with respect to the conversion of any Convertible Preferred Stock, the type and amount of consideration payable to settle such conversion, determined in accordance with Section 10.

“Conversion Date” means, with respect to the Optional Conversion of any Convertible Preferred Stock, the first Business Day on which the requirements set forth in Section 10(c)(i) for such conversion are satisfied.

“Conversion Price” has the meaning set forth in Section 10(e), subject to the limitations and adjustments set forth in Section 10; provided, however, that each reference in this Certificate of Designations to the Conversion Price as of a particular date without setting forth a particular time on such date will be deemed to be a reference to the Conversion Price immediately before the Close of Business on such date.

“Conversion Share” means any share of Class A Common Stock issued or issuable upon conversion of any Convertible Preferred Stock.

“Convertible Preferred Stock” has the meaning set forth in Section 3(a).

“Credit Agreement” means that certain credit agreement, dated as of January 25, 2021, by and among the Company, as borrower; Bank of America, N.A., as administrative agent; and the lenders party thereto, as amended by that certain First Amendment and Commitment Increase Agreement in the form substantially provided to Purchaser and as may be further amended from time to time.

“Depositary” means The Depository Trust Company or its successor.

“Dividend Junior Stock” means any class or series of the Company’s stock whose terms do not expressly provide that such class or series will rank senior to, or equally with, the Convertible Preferred Stock with respect to the payment of dividends (without regard to whether or not dividends accumulate cumulatively).  Dividend Junior Stock includes the Common Stock.  For the avoidance of doubt, Dividend Junior Stock will not include any securities of the Company’s Subsidiaries.

“Electronic Certificate” means any electronic book-entry maintained by the Transfer Agent that represents any share(s) of Convertible Preferred Stock.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Holder” means a person in whose name any Convertible Preferred Stock is registered in the Register.

“Initial Issue Date” means September 29, 2021.

“Initial Liquidation Preference” means $1,000.00 per share of Convertible Preferred Stock.

“Last Reported Sale Price” of the Class A Common Stock for any Trading Day means the closing sale price per share (or, if no closing sale price is reported, the average of the last bid price and the last ask price per share or, if more than one in either case, the average of the average last bid prices and the average last ask prices per share) of the Class A Common Stock on such Trading Day as reported in composite transactions for the principal U.S. national securities exchange on which the Class A Common Stock is then listed.  If the Class A Common Stock is not listed on a U.S. national securities exchange on such Trading Day, then the Last Reported Sale Price will be the last quoted bid price per share of Class A Common Stock on such Trading Day in the over-the-counter market as reported by OTC Markets Group Inc. or a similar organization.  If the Class A Common Stock is not so quoted on such Trading Day, then the Last Reported Sale Price will be the average of the mid-point of the last bid price and the last ask price per share of Class A Common Stock on such Trading Day from each of at least three nationally recognized independent investment banking firms the Company selects in good faith.

“Liquidation Preference” means, with respect to the Convertible Preferred Stock, an amount equal to the Initial Liquidation Preference per share of Convertible Preferred Stock; provided, however, that the Liquidation Preference is subject to adjustment pursuant to Sections 5(a)(ii)(1).

“Mandatory Redemption” has the meaning set forth in Section 7(a).

“Mandatory Redemption Date” means the date fixed, pursuant to Section 7(a)(iii), for the settlement of the redemption of the Convertible Preferred Stock by the Company pursuant to a Redemption.

“Mandatory Redemption Notice” has the meaning set forth in Section 7(a)(v).

“Mandatory Redemption Notice Date” means, with respect to a Mandatory Redemption of the Convertible Preferred Stock, the date on which the Company sends the related Mandatory Redemption Notice pursuant to Section 7(a)(v).

“Mandatory Redemption Price” means the consideration payable by the Company to redeem any Convertible Preferred Stock upon its Redemption, calculated pursuant to Section 7(a)(iv).

“Mandatory Redemption Price Premium” means (a) 102%, if the Mandatory Redemption Notice Date is after the third year anniversary, and on or before the fourth year anniversary, of the Initial Issue Date; and (b) 101% if the Mandatory Redemption Notice Date is after the fourth anniversary of the Initial Issue Date, but on or before the fifth anniversary, of the Initial Issue Date with no premium payable if the Mandatory Redemption Notice Date is after the fifth anniversary of the Initial Issue Date.

“Market Disruption Event” means, with respect to any date, the occurrence or existence, during the one-half hour period ending at the scheduled close of trading on such date on the principal U.S. national or regional securities exchange or other market on which the Class A Common Stock is listed for trading or trades, of any material suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant exchange or otherwise) in the Class A Common Stock or in any options contracts or futures contracts relating to the Class A Common Stock.

“Officer” means the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the Controller, the Secretary, or any Vice-President of the Company.

“Open of Business” means 9:00 a.m., Eastern time.

“Optional Conversion” means the conversion of any Convertible Preferred Stock.

“Optional Conversion Notice” means a notice substantially in the form of the “Optional Conversion Notice” set forth in Exhibit B.

“Optional Conversion Trigger Date” has the meaning set forth in Section 10(a).

“Person” or “person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or other agency or political subdivision thereof.  Any division or series of a limited liability company, limited partnership or trust will constitute a separate “person” under this Certificate of Designations.

“Physical Certificate” means any certificate (other than an Electronic Certificate) representing any share(s) of Convertible Preferred Stock, which certificate is substantially in the form set forth in Exhibit A, registered in the name of the Holder of such share(s) and duly executed by the Company and countersigned by the Transfer Agent.

“Proxy Statement” has the meaning set forth in Section 10(f)(ii).

“Record Date” means, with respect to any dividend or distribution on, or issuance to holders of, Convertible Preferred Stock or Common Stock, the date fixed (whether by law, contract or the Board of Directors or otherwise) to determine the Holders or the holders of Common Stock, as applicable, that are entitled to such dividend, distribution or issuance.

“Redemption” means a Mandatory Redemption or a Change of Control Redemption.

“Redemption Date” means a Change of Control Redemption Date or Mandatory Redemption Date, as applicable.

“Register” has the meaning set forth in Section 3(e).

“Regular Dividend Payment Date” means, with respect to any share of Convertible Preferred Stock, each March 31st, June 30th, September 30th, and December 31st of each year, beginning on December 31, 2021 (or beginning on such other date specified in the Certificate representing such share).

“Regular Dividend Period” means each period from, and including, a Regular Dividend Payment Date (or, in the case of the first Regular Dividend Period, from, and including, the Initial Issue Date) to, but excluding, the next Regular Dividend Payment Date.

“Regular Dividend Rate” means 9% per annum.

“Regular Dividend Record Date” has the following meaning:  (a) March 15th, in the case of a Regular Dividend Payment Date occurring on March 31st; (b) June 15th, in the case of a Regular Dividend Payment Date occurring on June 30th; (c) September 15th, in the case of a Regular Dividend Payment Date occurring on September 30th; and (d) December 15th, in the case of a Regular Dividend Payment Date occurring on December 31st.

“Regular Dividends” has the meaning set forth in Section 5(a)(i).

“Requisite Stockholder Approval” means the stockholder approval contemplated by The Nasdaq Stock Market Listing Rule 5635(b) and/or 5635(d) or other applicable rule of the Nasdaq Stock Market or any other national securities exchange on which the Class A Common Stock is then listed with respect to the issuance of shares of Class A Common Stock upon conversion of the Convertible Preferred Stock in excess of the limitations imposed by such rule(s); provided, however, that the Requisite Stockholder Approval will be deemed to be obtained if, due to any amendment or binding change in the interpretation of the applicable listing standards of The Nasdaq Stock Market, such stockholder approval is no longer required for the Company to settle all conversions of the Convertible Preferred Stock in shares of Class A Common Stock; provided further, that if any Conversion Shares are issued to holders of Convertible Preferred Stock prior to the stockholder meeting called for the purpose of the Requisite Stockholder Approval, such shares shall not be counted in determining whether Requisite Stockholder Approval shall have been obtained.

“Restricted Stock Legend” means a legend substantially in the form set forth in Exhibit C.

“Rule 144” means Rule 144 under the Securities Act (or any successor rule thereto), as the same may be amended from time to time.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Security” means any Convertible Preferred Stock or Conversion Share.

“Subscription Agreement” means the Subscription Agreement, dated as of September 8, 2021, between the Company and BlackRock Capital Allocation Trust; BlackRock Global Long/Short Credit Fund of BlackRock Funds IV; BlackRock Strategic Income Opportunities Portfolio of BlackRock Funds V; BlackRock Strategic Global Bond Fund, Inc.; Strategic Income Opportunities Bond Fund; BlackRock Total Return Bond Fund; Brighthouse Funds Trust II – BlackRock Bond Income Portfolio; Master Total Return Portfolio of Master Bond LLC; BlackRock Global Allocation Fund, Inc.; BlackRock Global Allocation Collective Fund; BlackRock Global Allocation Portfolio of BlackRock Series Fund, Inc.; and BlackRock Global Allocation V.I. Fund of BlackRock Variable Series Funds, Inc., as the same may be amended, supplemented or restated in accordance with its terms.

“Subsidiary” means, with respect to any Person, (a) any corporation, association or other business entity (other than a partnership or limited liability company) of which more than 50% of the total voting power of the Capital Stock entitled (without regard to the occurrence of any contingency, but after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees, as applicable, of such corporation, association or other business entity is owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person; and (b) any partnership or limited liability company where (x) more than 50% of the capital accounts, distribution rights, equity and voting interests, or of the general and limited partnership interests, as applicable, of such partnership or limited liability company are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person, whether in the form of membership, general, special or limited partnership or limited liability company interests or otherwise; and (y) such Person or any one or more of the other Subsidiaries of such Person is a controlling general partner of, or otherwise controls, such partnership or limited liability company.

“Trading Day” means any day on which (a) trading in the Class A Common Stock generally occurs on the principal U.S. national securities exchange on which the Class A Common Stock is then listed or, if the Class A Common Stock is not then listed on a U.S. national securities exchange, on the principal other market on which the Class A Common Stock is then traded; and (b) there is no Market Disruption Event.  If the Class A Common Stock is not so listed or traded, then “Trading Day” means a Business Day.

“Transfer Agent” means the Company or its successor or, at the Company’s option, the transfer agent for the Company’s Class A Common Stock.

“Transfer-Restricted Security” means any Security that constitutes a “restricted security” (as defined in Rule 144); provided, however, that such Security will cease to be a Transfer-Restricted Security upon the earliest to occur of the following events:

(a)        such Security is sold or otherwise transferred to a Person (other than the Company or an Affiliate of the Company) pursuant to a registration statement that was effective under the Securities Act at the time of such sale or transfer;

(b)          such Security is sold or otherwise transferred to a Person (other than the Company or an Affiliate of the Company) pursuant to an available exemption (including Rule 144) from the registration and prospectus-delivery requirements of, or in a transaction not subject to, the Securities Act and, immediately after such sale or transfer, such Security ceases to constitute a “restricted security” (as defined in Rule 144); and

(c)         (i) such Security is eligible for resale, by a Person that is not an Affiliate of the Company and that has not been an Affiliate of the Company during the immediately preceding three (3) months, pursuant to Rule 144 without any limitations thereunder as to volume, manner of sale, availability of current public information or notice; and (ii) the Company has received such certificates or other documentation or evidence as the Company may reasonably require to determine that the security is eligible for resale pursuant to clause (i) and the Holder, holder or beneficial owner of such Security is not, and has not been during the immediately preceding three months, an Affiliate of the Company.

“Treasury Regulations” means the Treasury regulations promulgated under the Code, as amended.

“Wholly-Owned Subsidiary” of a Person means any Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) are owned by such Person or one or more Wholly-Owned Subsidiaries of such Person.

Section 2.             Rules of Construction.  For purposes of this Certificate of Designations:

(a)         “or” is not exclusive;

(b)         “including” means “including without limitation”;

(c)         “will” expresses a command;

(d)         the “average” of a set of numerical values refers to the arithmetic average of such numerical values;

(e)        a merger involving, or a transfer of assets by, a limited liability company, limited partnership, or trust will be deemed to include any division of or by, or an allocation of assets to a series of, such limited liability company, limited partnership, or trust, or any unwinding of any such division or allocation;

(f)          words in the singular include the plural and in the plural include the singular, unless the context requires otherwise;

(g)         “herein,” “hereof,” and other words of similar import refer to this Certificate of Designations as a whole and not to any particular Section or other subdivision of this Certificate of Designations, unless the context requires otherwise;

(h)         references to currency mean the lawful currency of the United States of America, unless the context requires otherwise; and

(i)          the exhibits, schedules, and other attachments to this Certificate of Designations are deemed to form part of this Certificate of Designations.

Section 3.             The Convertible Preferred Stock.

(a)         Designation; Par Value.  A series of stock of the Company titled the “Series A Convertible Preferred Stock” (the “Convertible Preferred Stock”) is hereby designated and created out of the authorized and unissued shares of preferred stock, par value $0.01 per share, of the Company.  The Initial Liquidation Preference is $1,000.00 per share.

(b)         Number of Authorized Shares.  The total authorized number of shares of Convertible Preferred Stock is 150,000; provided, however that, by resolution of the Board of Directors, the total number of authorized shares of Convertible Preferred Stock may hereafter be reduced to a number that is not less than the number of shares of Convertible Preferred Stock then outstanding.

(c)          Form, Dating and Denominations.

(i)           Form and Date of Certificates Representing Convertible Preferred Stock.  Each Certificate representing any Convertible Preferred Stock will bear the legends required by Section 3(f) and may bear notations, legends, or endorsements required by law, stock exchange rule, or the Depositary.

(ii)          Certificates.

(1)        Generally.  The Convertible Preferred Stock will be originally issued initially in the form of one or more Electronic Certificates.  Electronic Certificates may be exchanged for Physical Certificates, and Physical Certificates may be exchanged for Electronic Certificates upon request by the Holder thereof pursuant to customary procedures.

(2)          Electronic Certificates; Interpretation.  For purposes of this Certificate of Designations, (A) each Electronic Certificate will be deemed to include the text of the stock certificate set forth in Exhibit A; (B) any legend or other notation that is required to be included on a Certificate will be deemed to be included in any Electronic Certificate notwithstanding that such Electronic Certificate may be in a form that does not permit affixing legends thereto; (C) any reference in this Certificate of Designations to the “delivery” of any Electronic Certificate will be deemed to be satisfied upon the registration of the electronic book-entry representing such Electronic Certificate in the name of the applicable Holder; and (D) upon satisfaction of any applicable requirements of the Delaware General Corporation Law, the Certificate of Incorporation, and the Bylaws of the Company, and any related requirements of the Transfer Agent, in each case, for the issuance of Convertible Preferred Stock in the form of one or more Electronic Certificates, such Electronic Certificates will be deemed to be executed by the Company and countersigned by the Transfer Agent.

(iii)        No Bearer Certificates; Denominations.  The Convertible Preferred Stock will be issued only in registered form and only in whole numbers of shares.

(iv)          Registration Numbers.  Each Certificate representing any Convertible Preferred Stock will bear a unique registration number that is not affixed to any other Certificate representing any other outstanding share of Convertible Preferred Stock.

(d)          Method of Payment; Delay When Payment Date is Not a Business Day.

(i)          Method of Payment.  The Company will pay all cash amounts due on any Convertible Preferred Stock by check issued in the name of the Holder thereof; provided, however, that if such Holder has delivered to the Company, no later than the time set forth in the next sentence, a written request to receive payment by wire transfer to an account of such Holder within the United States, then the Company will pay all such cash amounts by wire transfer of immediately available funds to such account.  To be timely, such written request must be delivered no later than the Close of Business on the following date:  (x) with respect to the payment of any declared cash Regular Dividend due on a Regular Dividend Payment Date for the Convertible Preferred Stock, the related Record Date; and (y) with respect to any other payment, the date that is 15 calendar days immediately before the date such payment is due.

(ii)         Delay of Payment when Payment Date is Not a Business Day.  If the due date for a payment on any Convertible Preferred Stock as provided in this Certificate of Designations is not a Business Day, then, notwithstanding anything to the contrary in this Certificate of Designations, such payment may be made on the immediately following Business Day, and no interest, dividend, or other amount will accrue or accumulate on such payment as a result of the related delay.  Solely for purposes of the immediately preceding sentence, a day on which the applicable place of payment is authorized or required by law or executive order to close or be closed will be deemed not to be a “Business Day.”

(e)         Transfer Agent; Register.  The Company or any of its Subsidiaries may act as the Transfer Agent.  The Company will, or will retain another Person (who may be the Transfer Agent) to act as registrar who will, keep a record (the “Register”) of the names and addresses of the Holders, the number of shares of Convertible Preferred Stock held by each Holder, and the transfer, exchange, repurchase, Redemption, and conversion of the Convertible Preferred Stock.  Absent manifest error, the entries in the Register will be conclusive, and the Company and the Transfer Agent may treat as a Holder for all purposes each Person whose name is recorded as a Holder in the Register.  The Register will be in written form or in any form capable of being converted into written form reasonably promptly.  The Company will promptly provide a copy of the Register to any Holder upon its request.

(f)          Legends.

(i)          Restricted Stock Legend.

(1)          Each Certificate representing any share of Convertible Preferred Stock that is a Transfer-Restricted Security will bear the Restricted Stock Legend.

(2)          If any share of Convertible Preferred Stock is issued in exchange for, in substitution of, or to effect a partial conversion of, any other share(s) of Convertible Preferred Stock, including pursuant to Section 3(h) or 3(j) (such other share(s) being referred to as the “old share(s)” for purposes of this Section 3(f)(i)(2)), then the Certificate representing such share will bear the Restricted Stock Legend if the Certificate representing such old share(s) bore the Restricted Stock Legend at the time of such exchange or substitution, or on the related Conversion Date with respect to such conversion, as applicable; provided, however, that the Certificate representing such share need not bear the Restricted Stock Legend if such share does not constitute a Transfer-Restricted Security immediately after such exchange or substitution, or as of such Conversion Date, as applicable.

(ii)         Other Legends.  The Certificate representing any Convertible Preferred Stock may bear such other legend or text, not inconsistent with this Certificate of Designations, as may be required by applicable law or by any securities exchange or automated quotation system on which such Convertible Preferred Stock is traded or quoted, or as may be otherwise reasonably determined by the Company to be advisable or necessary.

(iii)       Acknowledgement and Agreement by the Holders.  A Holder’s acceptance of any Convertible Preferred Stock represented by a Certificate bearing any legend required by this Section 3(f) will constitute such Holder’s acknowledgement of, and agreement to comply with, the restrictions set forth in such legend.

(iv)         Legends on Conversion Shares.

(1)        Each Conversion Share will bear a legend substantially to the same effect as the Restricted Stock Legend if the Convertible Preferred Stock upon the conversion of which such Conversion Share was issued were (or would have been had it not been converted) a Transfer-Restricted Security at the time such Conversion Share was issued; provided, however, that such Conversion Share need not bear such a legend if the Company determines, in its reasonable discretion, that such Conversion Share need not bear such a legend.

(2)          Notwithstanding anything to the contrary in Section 3(f)(iv)(1), a Conversion Share need not bear a legend pursuant to Section 3(f)(iv)(1) if such Conversion Share is issued in an uncertificated form that does not permit affixing legends thereto as long as the Company takes measures (including the assignment thereto of a “restricted” CUSIP number) that it reasonably deems appropriate to enforce the transfer restrictions referred to in such legend.

(g)          Transfers and Exchanges; Transfer Taxes; Certain Transfer Restrictions.

(i)          Provisions Applicable to All Transfers and Exchanges.

(1)        Generally.  Subject to this Section 3(g) and the applicable provisions of the Subscription Agreement, Convertible Preferred Stock represented by any Certificate, may be transferred or exchanged from time to time, and the Company will cause each such transfer or exchange to be recorded in the Register.

(2)          No Services Charge; Transfer Taxes.  The Company will not impose any service charge on any Holder for any transfer, exchange, or conversion of any Convertible Preferred Stock, but the Company may require payment of a sum sufficient to cover any transfer tax or similar governmental charge that may be imposed in connection with any transfer or exchange of Convertible Preferred Stock, other than exchanges pursuant to Section 3(h) or Section 3(p) not involving any transfer.

(3)        No Transfers or Exchanges of Fractional Shares.  Notwithstanding anything to the contrary in this Certificate of Designations, all transfers or exchanges of Convertible Preferred Stock must be in an amount representing a whole number of shares of Convertible Preferred Stock, and no fractional share of Convertible Preferred Stock may be transferred or exchanged.

(4)          Legends.  Each Certificate representing any share of Convertible Preferred Stock that is issued upon transfer of, or in exchange for, another share of Convertible Preferred Stock will bear each legend, if any, required by Section 3(f).

(5)         Settlement of Transfers and Exchanges.  Upon satisfaction of the requirements of this Certificate of Designations to effect a transfer or exchange of any Convertible Preferred Stock as well as the delivery of all documentation reasonably required by the Transfer Agent or the Company to effect any transfer or exchange, the Company will cause such transfer or exchange to be effected as soon as reasonably practicable but in no event later than the second Business Day after the date of such satisfaction.

(ii)       Transfers of Shares Subject to Redemption, Repurchase or Conversion.  Notwithstanding anything to the contrary in this Certificate of Designations, the Company will not be required to register the transfer of or exchange any share of Convertible Preferred Stock:

(1)           that has been surrendered for conversion;

(2)          that has been called for Mandatory Redemption pursuant to a Mandatory Redemption Notice, except to the extent that the Company fails to pay the Mandatory Redemption Price when due; or

(3)          as to which a Change of Control Redemption Notice has been duly delivered, and not withdrawn, pursuant to Section 7(b)(v), except to the extent that the Company fails to pay the related Change of Control Redemption Price when due.

(h)          Exchange and Cancellation of Convertible Preferred Stock to Be Converted, Repurchased, or Redeemed.

(i)         Partial Conversions, Repurchases and Redemptions of Certificates.  If only a portion of a Holder’s Convertible Preferred Stock represented by a Certificate (such Certificate being referred to as the “old Certificate” for purposes of this Section 3(h)(i)) is to be converted pursuant to Section 10 or redeemed pursuant to Section 7, then, as soon as reasonably practicable after such Certificate is surrendered for such conversion or redemption, as applicable, the Company will cause such Certificate to be exchanged for (1) one or more Certificates that each represent a whole number of shares of Convertible Preferred Stock and, in the aggregate, represent a total number of shares of Convertible Preferred Stock equal to the number of shares of Convertible Preferred Stock represented by such old Certificate that are not to be so converted or redeemed, as applicable, and deliver such Certificate(s) to such Holder; and (2) a Certificate representing a whole number of shares of Convertible Preferred Stock equal to the number of shares of Convertible Preferred Stock represented by such old Certificate that are to be so converted or redeemed, as applicable, which Certificate will be converted or redeemed, as applicable, pursuant to the terms of this Certificate of Designations; provided, however, that the Certificate referred to in this clause (2) need not be issued at any time after which such shares subject to such conversion or redemption, as applicable, are deemed to cease to be outstanding pursuant to Section 3(n).

(ii)        Cancellation of Convertible Preferred Stock that Is Converted or Redeemed.  If a Holder’s Convertible Preferred Stock represented by a Certificate (or any portion thereof that has not theretofore been exchanged pursuant to Section 3(h)(i)) (such Certificate being referred to as the “old Certificate” for purposes of this Section 3(h)(ii)) is to be converted pursuant to Section 10 or redeemed pursuant to Section 7, then, promptly after the later of the time such Convertible Preferred Stock is deemed to cease to be outstanding pursuant to Section 3(n) and the time such Certificate is surrendered for such conversion or redemption, as applicable, (A) such Certificate will be cancelled pursuant to Section 3(l); and (B) in the case of a partial conversion or redemption, the Company will issue, execute, and deliver to such Holder, and cause the Transfer Agent to countersign one or more Certificates that (x) each represent a whole number of shares of Convertible Preferred Stock and, in the aggregate, represent a total number of shares of Convertible Preferred Stock equal to the number of shares of Convertible Preferred Stock represented by such old Certificate that are not to be so converted or redeemed, as applicable; (y) are registered in the name of such Holder; and (z) bear each legend, if any, required by Section 3(f).

(i)          Status of Retired Shares.  Upon any share of Convertible Preferred Stock ceasing to be outstanding, such share will be deemed to be retired and to resume the status of an authorized and unissued share of preferred stock of the Company, and such share cannot thereafter be reissued as Convertible Preferred Stock pursuant to this Certificate of Designations.

(j)       Replacement Certificates.  If a Holder of any Convertible Preferred Stock claims that the Certificate(s) representing such Convertible Preferred Stock have been mutilated, lost, destroyed, or wrongfully taken, then the Company will issue, execute, and deliver, and cause the Transfer Agent to countersign, in each case, in accordance with Section 3(c), a replacement Certificate representing such Convertible Preferred Stock upon surrender to the Company or the Transfer Agent of such mutilated Certificate, or upon delivery to the Company or the Transfer Agent of evidence of such loss, destruction, or wrongful taking reasonably satisfactory to the Transfer Agent and the Company.  In the case of a lost, destroyed, or wrongfully taken Certificate representing any Convertible Preferred Stock, the Company and the Transfer Agent may require the Holder thereof to provide such indemnity that is reasonably satisfactory to the Company and the Transfer Agent to protect the Company and the Transfer Agent from any loss that any of them may suffer if such Certificate is replaced.  Every replacement Convertible Preferred Stock issued pursuant to this Section 3(j) will, upon such replacement, be deemed to be outstanding Convertible Preferred Stock, entitled to all of the benefits of this Certificate of Designations equally and ratably with all other Convertible Preferred Stock then outstanding.

(k)        Registered Holders.  Only the Holder of any Convertible Preferred Stock will have rights under this Certificate of Designations as the owner of such Convertible Preferred Stock.

(l)         Cancellation.  The Company may at any time deliver Convertible Preferred Stock to the Transfer Agent for cancellation.  The Company will cause the Transfer Agent to promptly cancel all shares of Convertible Preferred Stock so surrendered to it in accordance with its customary procedures.

(m)       Shares Held by the Company or its Affiliates.  Without limiting the generality of Sections 3(o) and 3(n), in determining whether the Holders of the required number of outstanding shares of Convertible Preferred Stock have concurred in any direction, waiver, or consent, shares of Convertible Preferred Stock owned by the Company or any of its Subsidiaries will be deemed not to be outstanding.

(n)         Outstanding Shares.

(i)        Generally.  The shares of Convertible Preferred Stock that are outstanding at any time will be deemed to be those shares of Convertible Preferred Stock that, at such time, have been duly executed by the Company and countersigned by the Transfer Agent, excluding those shares of Convertible Preferred Stock that have theretofore been (1) cancelled by the Transfer Agent or delivered to the Transfer Agent for cancellation in accordance with Section 3(l); (2) paid in full upon their conversion or redemption in accordance with this Certificate of Designations; or (3) deemed to cease to be outstanding to the extent provided in, and subject to, clause (ii), (iii), or (iv) of this Section 3(n).

(ii)        Replaced Shares.  If any Certificate representing any share of Convertible Preferred Stock is replaced pursuant to Section 3(j), then such share will cease to be outstanding at the time of such replacement, unless the Transfer Agent and the Company receive proof reasonably satisfactory to them that such share is held by a “bona fide purchaser” under applicable law.

(iii)        Shares to Be Redeemed.  If, on a Redemption Date, the Company has segregated, solely for the benefit of the applicable Holders, consideration in kind and amount that is sufficient to pay the aggregate Mandatory Redemption Price or Change of Control Redemption Price due on such date, then (unless there occurs a default in the payment of the Change of Control Redemption Price or Mandatory Redemption Price, as applicable) (1) the Convertible Preferred Stock to be redeemed on such date will be deemed, as of such date, to cease to be outstanding (without limiting the Company’s obligations pursuant to Section 5(c)); (2) Regular Dividends will cease to accumulate on such Convertible Preferred Stock from and after such Redemption Date; and (3) the rights of the Holders of such Convertible Preferred Stock, as such, will terminate with respect to such Convertible Preferred Stock, other than the right to receive the Change of Control Redemption Price or Mandatory Redemption Price, as applicable, as provided in Section 7 (and, if applicable, declared Regular Dividends as provided in Section 5(c)).

(iv)        Shares to Be Converted.  If any Convertible Preferred Stock is to be converted, then, at the Close of Business on the Conversion Date for such conversion (unless there occurs a default in the delivery of the Conversion Consideration due pursuant to Section 10 upon such conversion):  (1) such Convertible

Preferred Stock will be deemed to cease to be outstanding (without limiting the Company’s obligations pursuant to Section 5(c)); (2) Regular Dividends will cease to accumulate on such Convertible Preferred Stock from and after such Conversion Date; and (3) the rights of the Holders of such Convertible Preferred Stock, as such, will terminate with respect to such Convertible Preferred Stock, other than the right to receive such Conversion Consideration as provided in Section 10 (and, if applicable, declared Regular Dividends as provided in Section 5(c)).

(o)        Repurchases by the Company and its Subsidiaries.  Without limiting the generality Section 3(l) and the next sentence, the Company may, from time to time, repurchase Convertible Preferred Stock in open market purchases or in negotiated transactions without delivering prior notice to Holders.  The Company will promptly deliver to the Transfer Agent for cancellation all Convertible Preferred Stock that the Company or any of its Subsidiaries have purchased or otherwise acquired.

(p)         Notations and Exchanges.  If any amendment, supplement, or waiver to the Certificate of Incorporation or this Certificate of Designations changes the terms of any Convertible Preferred Stock, then the Company may, in its discretion, require the Holder of the Certificate representing such Convertible Preferred Stock to deliver such Certificate to the Transfer Agent so that the Transfer Agent may place an appropriate notation prepared by the Company on such Certificate and return such Certificate to such Holder.  Alternatively, at its discretion, the Company may, in exchange for such Convertible Preferred Stock, issue, execute, and deliver, and cause the Transfer Agent to countersign, in each case, in accordance with Section 3(c), a new Certificate representing such Convertible Preferred Stock that reflects the changed terms.  The failure to make any appropriate notation or issue a new Certificate representing any Convertible Preferred Stock pursuant to this Section 3(p) will not impair or affect the validity of such amendment, supplement, or waiver.

(q)        CUSIP and ISIN Numbers.  The Company may use one or more CUSIP or ISIN numbers to identify any of the Convertible Preferred Stock, and, if so, the Company will use such CUSIP or ISIN number(s) in notices to Holders; provided, however, that the effectiveness of any such notice will not be affected by any defect in, or omission of, any such CUSIP or ISIN number.

Section 4.           Ranking.  The Convertible Preferred Stock will rank senior to Dividend Junior Stock with respect to the distribution of assets upon the Company’s liquidation, dissolution, or winding up.

Section 5.             Dividends.

(a)          Generally.

(i)          Regular Dividends.

(1)        Accumulation and Payment of Regular Dividends.  The Convertible Preferred Stock will accumulate cumulative dividends at a rate per annum equal to the Regular Dividend Rate on the Liquidation Preference thereof (calculated in accordance with Section 5(a)(i)(2)), regardless of whether or not declared or funds are legally available for their payment (such dividends that accumulate on the Convertible Preferred Stock pursuant to this sentence, “Regular Dividends”).  Subject to the other provisions of this Section 5 (including, for the avoidance of doubt, Section 5(a)(ii)(1)), such Regular Dividends will be payable when, as and if declared by the Board of Directors, out of funds legally available for their payment to the extent paid in cash, quarterly in arrears on each Regular Dividend Payment Date, to the Holders as of the Close of Business on the immediately preceding Regular Dividend Record Date.  Regular Dividends on the Convertible Preferred Stock will accumulate from, and including, the last date to which Regular Dividends have been paid (or, if no Regular Dividends have been paid, from, and including, the Initial Issue Date) to, but excluding, the next Regular Dividend Payment Date.

(2)          Computation of Accumulated Regular Dividends.  Accumulated Regular Dividends will be computed on the basis of a 360-day year comprised of twelve 30-day months.  Regular Dividends on each share of Convertible Preferred Stock will accrue on the Liquidation

Preference of such share as of immediately before the Close of Business on the preceding Regular Dividend Payment Date (or, if there is no preceding Regular Dividend Payment Date, on the Initial Liquidation Preference of such share).

(ii)          Method of Payment; Payments in Kind.

(1)          Generally.  Subject to the next sentence, each declared Regular Dividend on the Convertible Preferred Stock will be paid in cash.  Notwithstanding anything to the contrary in this Certificate of Designations, if as of the Close of Business on any Regular Dividend Payment Date, the Company has not paid all or any portion of the full amount of the Regular Dividends (regardless of whether or not declared) that have accumulated on the Convertible Preferred Stock in respect of the Regular Dividend Period ending on, but excluding, such Regular Dividend Payment Date, then, the dollar amount (expressed as an amount per share of Convertible Preferred Stock) of such Regular Dividend (or, if applicable, portion thereof) not paid in cash will (without duplication) be added, effective immediately before the Close of Business on the related Regular Dividend Payment Date, to the Liquidation Preference of each share of Convertible Preferred Stock outstanding as of such time.

(2)          Construction.  Any Regular Dividends the amount of which is added to the Liquidation Preference thereof pursuant to Section 5(a)(ii)(1) will be deemed to be “declared” and “paid” on the Convertible Preferred Stock for all purposes of this Certificate of Designations.

(b)        Non-Participating Dividends.  The Convertible Preferred Stock shall not be entitled to receive any dividends or distributions declared or paid on the Common Stock.  Notwithstanding the foregoing, no dividend or other distribution on the Common Stock (whether in cash, securities, or other property, or any combination of the foregoing) will be declared or paid on the Common Stock unless, at the time of such declaration and payment, all Regular Dividends due and payable with respect to any Regular Dividend Payment Date that has occurred on and prior to the date such dividend or distribution is to be paid on the Common Stock have been paid with respect to the Convertible Preferred Stock.

(c)        Treatment of Dividends Upon Redemption or Conversion.  If the Mandatory Redemption Date, Change of Control Redemption Date or Conversion Date of any share of Convertible Preferred Stock is after a Record Date for a declared Regular Dividend on the Convertible Preferred Stock and on or before the next Regular Dividend Payment Date, then the Holder of such share at the Close of Business on such Record Date will be entitled, notwithstanding the related Redemption, Change of Control Redemption or conversion, as applicable, to receive, on or, at the Company’s election, before such Regular Dividend Payment Date, such declared Regular Dividend on such share.  Solely for purposes of the preceding sentence, and not for any other purpose, a Regular Dividend will be deemed to be declared only to the extent that it is declared for payment in cash.  Except as provided in this Section 5(c), Section 7(a)(iv), or Section 7(b)(iv), Regular Dividends on any share of Convertible Preferred Stock will cease to accumulate from and after the Mandatory Redemption Date, Change of Control Redemption Date, or Conversion Date, as applicable, for such share, unless the Company defaults in the payment of the related Mandatory Redemption Price, Change of Control Redemption Price, or Conversion Consideration, as applicable.

Section 6.             Rights Upon Liquidation, Dissolution, or Winding Up.

(a)       Generally.  If the Company liquidates, dissolves, or winds up, whether voluntarily or involuntarily, and such liquidation, dissolution, or winding up does not occur in connection with a Change of Control, then, subject to the rights of any of the Company’s creditors, each share of Convertible Preferred Stock will entitle the Holder thereof to receive payment equal to the greater of the amounts set forth in clause (i) and (ii) below out of the Company’s assets or funds legally available for distribution to the Company’s stockholders, before any such assets or funds are distributed to, or set aside for the benefit of, any Common Stock:

(i)          the sum of:

(1)           the Liquidation Preference per share of Convertible Preferred Stock; plus

(2)           all unpaid Regular Dividends that will have accumulated on such share to, but excluding, the date of such payment; and

(ii)          the amount such Holder would have received in respect of the number of shares of Class A Common Stock that would be issuable (determined in accordance with Section 10 but without regard to Section 10(d)(ii), Section 10(d)(iii), and Section 10(f)) upon conversion of such share of Convertible Preferred Stock assuming the Conversion Date of such conversion occurs on the date of such payment.

Upon payment of such amount in full on the outstanding Convertible Preferred Stock, Holders of the Convertible Preferred Stock will have no rights to the Company’s remaining assets or funds, if any, and such shares of Convertible Preferred Stock will be deemed repurchased and retired by the Company.  If such assets or funds are insufficient to fully pay such amount on all outstanding shares of Convertible Preferred Stock, then, subject to the rights of any of the Company’s creditors, such assets or funds will be distributed ratably on the outstanding shares of Convertible Preferred Stock in proportion to the full respective distributions to which such shares would otherwise be entitled.  For the avoidance of doubt, any liquidation, dissolution, or winding up of the Company effected in connection with a Change of Control shall be subject to the terms of Section 7(b).

(b)        Certain Business Combination Transactions Deemed Not to Be a Liquidation.  For purposes of Section 6(a), the Company’s consolidation or combination with, or merger with or into, or the sale, lease or other transfer of all or substantially all of the Company’s assets (other than a sale, lease or other transfer in connection with the Company’s liquidation, dissolution or winding up) to, another Person will not, in itself, constitute the Company’s liquidation, dissolution, or winding up, even if, in connection therewith, the Convertible Preferred Stock is converted into, or is exchanged for, or represents solely the right to receive, other securities, cash, or other property, or any combination of the foregoing.

Section 7.             Right of the Company to Redeem the Convertible Preferred Stock.

(a)         Right to Redeem the Convertible Preferred Stock on or After the Third Anniversary of the Initial Issue Date.

(i)          Right to Redeem.  Subject to the terms of this Section 7, the Company has the right, at its election, to redeem, subject to the right of the Holders to convert the Convertible Preferred Stock pursuant to Section 10 prior to such redemption, all, or any whole number of shares that is less than all, of the Convertible Preferred Stock, at any time and from time to time on or after the third anniversary of the Initial Issue Date, on a Mandatory Redemption Date for a cash purchase price equal to the Mandatory Redemption Price (such redemption, a “Mandatory Redemption”).

(ii)        Redemption Prohibited in Certain Circumstances.  The Company will not call for Mandatory Redemption, or otherwise send a Mandatory Redemption Notice in respect of the Mandatory Redemption of, any Convertible Preferred Stock pursuant to this Section 7 unless the Company has sufficient funds legally available, and is permitted under the terms of its indebtedness for borrowed money (if any), to fully pay the Mandatory Redemption Price in respect of all shares of Convertible Preferred Stock called for Mandatory Redemption.

(iii)       Mandatory Redemption Date.  The Mandatory Redemption Date for any Mandatory Redemption will be a Business Day of the Company’s choosing that is no more than 60, nor less than 30, calendar days after the Mandatory Redemption Notice Date for such Mandatory Redemption.

(iv)         Mandatory Redemption Price.  The Mandatory Redemption Price for any share of Convertible Preferred Stock to be repurchased pursuant to a Mandatory Redemption is an amount in cash equal to the sum of (1) the Mandatory Redemption Price Premium multiplied by the Liquidation Preference for such share; plus (2) the accumulated and unpaid Regular Dividends on such share to, but excluding, such Mandatory Redemption Date (to the extent such accumulated and unpaid Regular Dividends are not included in such Liquidation Preference); provided, however, that if such Mandatory Redemption Date is after a Regular Dividend Record Date for a Regular Dividend on the Convertible Preferred Stock that has been declared for payment in cash and on or before the next Regular Dividend Payment Date, then (a) pursuant to Section 5(c), the Holder of such share at the Close of Business on such Regular Dividend Record Date will be entitled, notwithstanding such Mandatory Redemption, to receive, on or, at the Company’s election, before such Regular Dividend Payment Date, such declared cash Regular Dividend on such share; and (b) the Mandatory Redemption Price will not include such declared cash Regular Dividend on such share (and, for the avoidance of doubt, any portion of the full Regular Dividend scheduled to be paid on such Regular Dividend Payment Date that is not declared and paid in cash and is added to the Liquidation Preference of such share pursuant to Section 5(a)(ii)(1) will be included in the Mandatory Redemption Price).

(v)          Mandatory Redemption Notice.  To call any share of Convertible Preferred Stock for Mandatory Redemption, the Company must send to the Holder of such share a notice of such Mandatory Redemption (a “Mandatory Redemption Notice”).  Such Mandatory Redemption Notice must state:

(1)         that such share has been called for Mandatory Redemption, briefly describing the Company’s Mandatory Redemption right under this Certificate of Designations;

(2)           the Mandatory Redemption Date for such Mandatory Redemption;

(3)           the Mandatory Redemption Price per share of Convertible Preferred Stock;

(4)          if the Redemption Date is after a Record Date for a declared Regular Dividend on the Convertible Preferred Stock and on or before the next Regular Dividend Payment Date, that such Regular Dividend will be paid in accordance with Section 5(c) and, if applicable, the proviso to Section 7(a)(iv) or Section 7(b)(iv);

(5)         that Convertible Preferred Stock called for Mandatory Redemption may be converted at any time before the Close of Business on the Business Day immediately before the Mandatory Redemption Date (or, if the Company fails to pay the Mandatory Redemption Price due on such Mandatory Redemption Date in full, at any time until such time as the Company pays such Mandatory Redemption Price in full);

(6)           the Conversion Price in effect on the Mandatory Redemption Notice Date for such Mandatory Redemption; and

(7)           the CUSIP and ISIN numbers, if any, of the Convertible Preferred Stock.

(vi)       Selection and Conversion of Convertible Preferred Stock Subject to Partial Redemption.  If less than all shares of Convertible Preferred Stock then outstanding are called for Mandatory Redemption, then:

(1)         the shares of Convertible Preferred Stock to be subject to such Mandatory Redemption will be redeemed by the Company pro rata; and

(2)        if only a portion of the Convertible Preferred Stock is called for Mandatory Redemption and a portion of such Convertible Preferred Stock is converted, then the converted portion of such Convertible Preferred Stock will be deemed to be from the portion of such Convertible Preferred Stock that was called for Mandatory Redemption.

(vii)      Payment of the Mandatory Redemption Price.  The Company will cause the Mandatory Redemption Price for each share of Convertible Preferred Stock subject to Mandatory Redemption to be paid to the Holder thereof on or before the applicable Mandatory Redemption Date.  For the avoidance of doubt, Regular Dividends payable pursuant to the proviso to Section 7(a)(iv) on any share of Convertible Preferred Stock subject to Redemption will be paid pursuant to such proviso and Section 5(c).

(b)         Redemption of Convertible Preferred Stock upon a Change of Control.

(i)         Change of Control Redemption.  Subject to the other terms of this Section 7, if a Change of Control occurs, then the Company will redeem, contingent upon and concurrently with the consummation of the Change of Control, but subject to the right of the Holders to convert the Convertible Preferred Stock pursuant to Section 10 prior to such redemption, all of the Convertible Preferred Stock on the Change of Control Redemption Date for such Change of Control for a cash purchase price equal to the Change of Control Redemption Price.

(ii)         Funds Legally Available for Payment of Change of Control Redemption Price.  Notwithstanding anything to the contrary in this Section 7, (a) the Company will not be obligated to pay the Change of Control Redemption Price of any shares of Convertible Preferred Stock to the extent, and only to the extent, the Company does not have sufficient funds legally available to pay the same; and (b) if the Company does not have sufficient funds legally available to pay the Change of Control Redemption Price of all shares of Convertible Preferred Stock that are otherwise to be redeemed pursuant to a Change of Control Redemption, then (1) the Company will pay the maximum amount of such Change of Control Redemption Price that can be paid out of funds legally available for payment, which payment will be made pro rata to each Holder based on the total number of shares of Convertible Preferred Stock of such Holder that were otherwise to be redeemed pursuant to such Change of Control Redemption; and (2) the Company will cause all such shares as to which the Change of Control Redemption Price was not paid to be returned to the Holder(s) thereof, and such shares will be deemed to remain outstanding.  The Company will not voluntarily take any action, or voluntarily engage in any transaction, that would result in a Change of Control unless the Company has (and will have through the date of payment) sufficient funds legally available to fully pay the maximum aggregate Change of Control Repurchase Right that would be payable in respect of such Change of Control on all shares of Conversion Preferred Stock then outstanding.

(iii)        Change of Control Redemption Date.  The Change of Control Redemption Date for any Change of Control will be the effective date of the Change of Control.

(iv)        Change of Control Redemption Price.  The Change of Control Redemption Price for any share of Convertible Preferred Stock to be redeemed upon a Change of Control Redemption following a Change of Control is an amount in cash equal to the sum of (x) the Liquidation Preference of such share at the Close of Business on the Change of Control Redemption Date for such Change of Control; plus (y) all accumulated and unpaid Regular Dividends on such share to, but excluding, such Change of Control Redemption Date (to the extent such accumulated and unpaid Regular Dividends are not included in such Liquidation Preference); plus (z) if and only if the Change of Control occurs prior to the fourth anniversary of the Initial Issue Date, an amount equal to the Regular Dividends that would have accumulated on such share of Convertible Preferred Stock from and after the Change of Control Redemption Date and through such fourth anniversary of the Initial Issue Date; provided that this clause (z) shall be of no effect if such Change of Control occurs on or after the fourth anniversary of the Initial Issue Date; provided, however, that if such Change of Control Redemption Date is after a Regular Dividend Record Date for a Regular Dividend on the Convertible Preferred Stock that has been declared for payment in cash and on or before the next Regular Dividend Payment Date, then (1) pursuant to Section 5(c), the Holder of such share at the Close of Business on such Regular Dividend Record Date will be entitled, notwithstanding such Change of Control Redemption, to receive, on or, at the Company’s election, before such Regular Dividend Payment Date, such declared cash Regular Dividend on such share; and (2) the Change of Control Redemption Price will not include such declared cash Regular Dividend on such share (and, for the avoidance of doubt, any portion of the full Regular Dividend scheduled to be paid on such Regular Dividend Payment Date that is not declared and paid in cash and is added to the Liquidation Preference of such share pursuant to Section 5(a)(ii)(1) will be included in the Change of Control Redemption Price).

(v)          Change of Control Redemption Notice.  On or before the tenth Business Day before the effective date of a Change of Control, the Company will send to each Holder a notice of such Change of Control (a “Change of Control Redemption Notice”) containing the information set forth in the Change of Control Redemption Notice. Such Change of Control Redemption Notice must state:

(1)           briefly, the events causing such Change of Control;

(2)           the effective date of such Change of Control;

(3)           the Change of Control Redemption Date for such Change of Control;

(4)           the Change of Control Redemption Price per share of Convertible Preferred Stock;

(5)          if the Change of Control Redemption Date is after a Record Date for a declared Regular Dividend on the Convertible Preferred Stock and on or before the next Regular Dividend Payment Date, that such Regular Dividend will be paid in accordance with Section 5(c) and, if applicable, the proviso to Section 7(a)(iv) or Section 7(b)(iv);

(6)       the Conversion Price in effect on the date of such Change of Control Redemption Notice and a description and quantification of any adjustments to the Conversion Price that may result from such Change of Control;

(7)          that shares of Convertible Preferred Stock for which a Change of Control Redemption Notice has been duly tendered and not duly withdrawn must be delivered to the Company for the Holder thereof to be entitled to receive the Change of Control Redemption Price;

(8)           that shares of Convertible Preferred Stock that are subject to a Change of Control Redemption Notice that has been duly tendered may be converted only if such Change of Control Redemption Notice is withdrawn in accordance with this Certificate of Designations; and

(9)           the CUSIP and ISIN numbers, if any, of the Convertible Preferred Stock.

(vi)        Withdrawal of Change of Control Redemption Notice.  If the underlying Change of Control has been terminated or cancelled and the Company has delivered a Change of Control Redemption Notice with respect to any share(s) of the Convertible Preferred Stock, the Company shall withdraw such Change of Control Redemption Notice by delivering a written notice of withdrawal to the Holders at any time before the Close of Business on Change of Control Redemption Date.  Such withdrawal notice must state:

(1)       if such share(s) are represented by one or more Physical Certificates, the certificate number(s) of such Physical Certificates(s); and

(2)           the number of shares of Convertible Preferred Stock to be withdrawn, which must be a whole number.

(vii)        Payment of the Change of Control Redemption Price.  The Company will cause the Change of Control Redemption Price for each share of Convertible Preferred Stock to be redeemed pursuant to a Change of Control Redemption to be paid to the Holder thereof on or before the later of (i) the applicable Change of Control Redemption Date; and (ii) the date such share is tendered to the Transfer Agent or the Company.  For the avoidance of doubt, Regular Dividends payable pursuant to the proviso to Section 7(b)(iv) on any share of Convertible Preferred Stock to be repurchased pursuant to a Change of Control Redemption will be paid pursuant to such proviso and Section 5(c).

Section 8.          Credit Agreement. Any amendment, restatement, modification, or waiver of the Credit Agreement that would adversely and materially affect the rights of the Holders of the Convertible Preferred Stock shall require the written consent of the Holders of a majority of the then-outstanding shares of the Convertible Preferred Stock.  For the avoidance of doubt, no such consent of the Holders shall be required for that contemplated First Amendment and Commitment Increase Agreement to the Credit Agreement to be entered into in connection with the acquisition of McGuyer Homebuilders Inc.

Section 9.         Voting Rights.  The Convertible Preferred Stock will have no voting rights except (x) as expressly required by the Delaware General Corporation Law; and (y) with respect to amendments to this Certificate of Designations or Certificate of Incorporation that adversely affect the terms of the Convertible Preferred Stock

(including amendments authorizing or effecting any issuance of Capital Stock or other equity securities of the Company that are senior to or pari passu with the Convertible Preferred Stock with respect to dividends, liquidation preference or redemption rights), in which event the Holders of a majority of the then-outstanding shares of Convertible Preferred Stock shall be required to approve or consent in writing to such amendments.

Section 10.           Conversion.

(a)         Generally.  Subject to the provisions of this Section 10, including those set forth in Section 10(f), the Convertible Preferred Stock may be converted only pursuant to an Optional Conversion requested by the Holder or Holders of the Convertible Preferred Stock on or after the fifth anniversary of the Initial Issue Date; provided, however, that in the event the Company is in default of those certain covenants set forth in Section 4.9 of the Subscription Agreement, which default continues uncured for a period of more than 90 days after the expiration of all applicable cure or grace periods as provided in the applicable agreements (as such agreements may be amended from time to time pursuant to their terms, except as otherwise provided for in the Subscription Agreement) (such 91st day being the “Optional Conversion Trigger Date”), then the Holder or Holders of the Convertible Preferred Stock may request an Optional Conversion beginning on the next Business Day after the Optional Conversion Trigger Date.

(b)          Conversion at the Option of the Holders.

(i)          Conversion Right; When Shares May Be Submitted for Optional Conversion.  Holders will have the right to submit all, or any whole number of shares that is less than all, of their shares of Convertible Preferred Stock pursuant to an Optional Conversion at any time; provided, however, that, notwithstanding anything to the contrary in this Certificate of Designations,

(1)          if a Change of Control Redemption Notice is validly delivered pursuant to Section 7(b)(v) with respect to any share of Convertible Preferred Stock, then such share may not be submitted for Optional Conversion after the effective date of such Change of Control, except to the extent (A) such share is not subject to such notice; (B) such notice is withdrawn in accordance with Section 7(b)(vi); or (C) the Company fails to pay the Change of Control Redemption Price for such share in accordance with this Certificate of Designations; and

(2)          shares of Convertible Preferred Stock that are called for Mandatory Redemption may not be submitted for Optional Conversion after the Close of Business on the Mandatory Redemption Notice Date (or, if the Company fails to pay the Mandatory Redemption Price due on such Mandatory Redemption Date in full, at any time until such time as the Company pays such Mandatory Redemption Price in full).

(ii)          Conversions of Fractional Shares Not Permitted.  Notwithstanding anything to the contrary in this Certificate of Designations, in no event will any Holder be entitled to convert a number of shares of Convertible Preferred Stock that is not a whole number.

(iii)          Contingent Conversion Notice.  A Holder delivering an Optional Conversion Notice hereunder may specify in such Optional Conversion Notice that its election to effect such conversion is contingent upon the consummation of a Change of Control, in which case such Optional Conversion shall not occur until such time as such Change of Control has been consummated, and if such Change of Control is terminated or cancelled, such Optional Conversion Notice shall be deemed to be withdrawn.  For the avoidance of doubt, any such contingent Optional Conversion shall occur prior to the Change of Control Redemption that would have otherwise been effected in connection with such Change of Control.

(c)          Conversion Procedures.

(i)          Requirements for Holders to Exercise Optional Conversion Right.

(1)          Generally.  To convert any share of Convertible Preferred Stock pursuant to an Optional Conversion, the Holder of such share must (w) complete, manually sign, and deliver to the

Company an Optional Conversion Notice; (x) deliver any Physical Certificate(s) representing such Convertible Preferred Stock to the Company (at which time such Optional Conversion will become irrevocable); (y) furnish any endorsements and transfer documents that the Company may require; and (z) if applicable, pay any documentary or other taxes.

(2)        Optional Conversion Permitted only During Business Hours.  Convertible Preferred Stock may be surrendered for Optional Conversion only after the Open of Business and before the Close of Business on a day that is a Business Day.

(ii)          Treatment of Accumulated Regular Dividends upon Conversion.

(1)          No Adjustments for Accumulated Regular Dividends.  Without limiting the operation of Sections 5(a)(ii)(1) and 10(d)(i), the Conversion Price will not be adjusted to account for any accumulated and unpaid Regular Dividends on any Convertible Preferred Stock being converted.

(2)         Conversions Between A Record Date and a Regular Dividend Payment Date.  If the Conversion Date of any share of Convertible Preferred Stock to be converted is after a Record Date for a declared Regular Dividend on the Convertible Preferred Stock and on or before the next Regular Dividend Payment Date, then such Regular Dividend will be paid pursuant to Section 5(c) notwithstanding such conversion.

(iii)        When Holders Become Stockholders of Record of the Shares of Common Stock Issuable Upon Conversion.  The Person in whose name any share of Class A Common Stock is issuable upon conversion of any Convertible Preferred Stock will be deemed to become the holder of record of such share as of the Close of Business on the Conversion Date for such conversion.

(d)          Settlement upon Conversion.

(i)          Generally.  Subject to Sections 10(d)(ii), 10(e)(i), 10(f), and 12(b), the consideration due upon settlement of the conversion of each share of Convertible Preferred Stock will consist of a number of shares of Class A Common Stock equal to the quotient obtained by dividing (I) the sum of (x) the Liquidation Preference of such share of Convertible Preferred Stock immediately before the Close of Business on the Conversion Date for such conversion; plus (y) an amount equal to accumulated and unpaid Regular Dividends on such share of Convertible Preferred Stock to, but excluding, such Conversion Date (but only to the extent such accumulated and unpaid Regular Dividends are not included in the Liquidation Preference referred to in the preceding clause (x)); by (II) the Conversion Price in effect immediately before the Close of Business on such Conversion Date.

(ii)         Payment of Cash in Lieu of any Fractional Share of Common Stock.  Subject to Section 12(b), in lieu of delivering any fractional share of Class A Common Stock otherwise due upon conversion of any Convertible Preferred Stock, the Company will, to the extent it is legally able to do so and permitted under the terms of its indebtedness for borrowed money, pay cash based on the Last Reported Sale Price per share of Class A Common Stock on the Conversion Date for such conversion (or, if such Conversion Date is not a Trading Day, the immediately preceding Trading Day).

(iii)       Company’s Right to Settle Optional Conversion in Cash.  If any Convertible Preferred Stock is to be converted pursuant to an Optional Conversion, then the Company will have the right to settle such Optional Conversion of such Convertible Preferred Stock (or any portion thereof that represents a whole number of shares) solely in cash in an amount equal to the product of (1) the number of shares of Class A Common Stock that would be issuable upon such Optional Conversion of such Convertible Preferred Stock (or such portion thereof), determined in accordance with this Section 10 (but without regard to Section 10(d)(ii) or this Section 10(d)(iii)), times (2) the Last Reported Sale Price per share of Class A Common Stock on the Conversion Date for such Optional Conversion.  Such right can be exercised by Company solely by providing written notice to the Holder of such Convertible Preferred Stock no later than the Business Day after such Conversion Date, which notice states (x) that the Company has elected to cash settle such Optional Conversion; and (y) the number of shares of such Convertible Preferred Stock as to which such election is made.  Once such written notice is so provided exercising such right, such exercise will be irrevocable with respect to such Optional Conversion (without affecting the Company’s right to exercise or not exercise such right with respect to any other Optional Conversion).  Notwithstanding anything to the contrary in this Section 10(d)(iii), the Company will not be entitled to exercise its right to settle any Optional Conversion of Convertible Preferred Stock in cash pursuant to this Section 10(d)(iii) unless the Company has sufficient funds legally available, and is permitted under the terms of its indebtedness for borrowed money, to fully pay the cash amounts that would be payable in respect of such election.

(iv)        Delivery of Conversion Consideration.  Except as provided in Sections 10(e)(i)(2) and 10(f), the Company will pay or deliver, as applicable, the Conversion Consideration due upon conversion of any Convertible Preferred Stock on or before the second Business Day immediately after the Conversion Date for such conversion.

(v)         Make-Whole Payment.  Notwithstanding anything to the contrary contained in this Agreement, if (A) any Convertible Preferred Stock is to be converted; and (B) the applicable Conversion Price for such conversion is less than $4.00, then, in addition to the delivery of the applicable number of shares of Class A Common Stock pursuant to Section 10(d)(i), but subject to Section 10(e)(vi) and Section 10(e)(vii), the Company shall make a cash payment to each Holder of Convertible Preferred Stock being converted equal to the product of (1) the sum of (x) the number of  shares of Class A Common Stock that would be issuable upon such conversion without giving effect to Sections 10(e)(vi) and 10(e)(vii); less (y) the number of shares of Class A Common Stock that would be issuable upon such conversion with giving effect to Sections 10(e)(vi) and 10(e)(vii); times (2) the Last Reported Sale Price per share of Class A Common Stock on the Conversion Date for such Optional Conversion.

(e)         Conversion Price Calculations and Adjustments.

(i)          Calculation of Conversion Price.  The Conversion Price will be equal to the product of (1) the average of the Last Reported Sale Price for the Class A Common Stock for the ninety Trading Days immediately preceding but not including the date of the Optional Conversion Notice multiplied by (2) (A) 0.80 if such Optional Conversion Notice is given on or after the fifth anniversary of the Initial Issue Date; or (B) 0.75 if such Optional Conversion Notice is given after an Optional Conversion Trigger Date and prior to the fifth anniversary of the Initial Issue Date, all subject to the adjustments and limitations set forth in this Section 10. Notwithstanding anything to the contrary in this Certificate of Designations, the Conversion Price shall be adjusted equitably for stock dividends, stock splits, stock combinations, and similar events with respect to the Class A Common Stock.

(ii)         No Adjustments.  Without limiting the operation of Sections 5(a)(ii)(1) and 10(d)(i), the Company will not be required to adjust the Conversion Price except pursuant to Section 10(e)(i).

(iii)        Adjustment Deferral.  If an adjustment to the Conversion Price otherwise required by this Certificate of Designations would result in a change of less than 1% to the Conversion Price, then the Company may, at its election, defer such adjustment, except that all such deferred adjustments must be given effect immediately upon the earliest of the following: (1) when all such deferred adjustments would result in a change of at least 1% to the Conversion Price; (2) the Conversion Date of any share of Convertible Preferred Stock; (3) the Mandatory Redemption Notice Date for any Mandatory Redemption; and (4) the Change of Control Redemption Notice Date for any Change of Control Redemption.

(iv)         Calculations.  All calculations with respect to the Conversion Price and adjustments thereto will be made to the nearest 1/100th of a cent (with 5/1,000ths rounded upward).

(v)         Notice of Conversion Price Adjustments.  Upon the effectiveness of any adjustment to the Conversion Price pursuant to Section 10(e)(i), the Company will, as soon as reasonably practicable and no later than ten Business Days after the date of such effectiveness, send notice to the Holders containing (1) a brief description of the transaction or other event on account of which such adjustment was made; (2) the Conversion Price in effect immediately after such adjustment; and (3) the effective time of such adjustment.

(vi)      Limitation on Voluntary Conversion Price Decreases.  Notwithstanding anything in this Section 10(e) to the contrary, the Company may not decrease the Conversion Price pursuant to Section 10(e)(i) to the extent such decrease would cause the Conversion Price to be less than $4.00 per share of Class A Common Stock (subject to proportionate adjustments for stock dividends, stock splits, stock combinations, tender offers or exchange offers with respect to the Class A Common Stock).

(vii)        Limitation of Adjustments for, and Prohibition of, Certain Degressive Issuances.  Notwithstanding anything to the contrary in this Certificate of Designations, no adjustment will be made to the Conversion Price pursuant to Section 10(e)(i) to the extent, but only to the extent, such adjustment would cause the Conversion Price to be less than $4.00 per share of Class A Common Stock (subject to proportionate adjustment for stock dividends, stock splits or stock combinations with respect to the Class A Common Stock).

(f)          Additional Restriction on Conversions.

(i)          Limitation on Conversion Right.  Notwithstanding anything to the contrary in this Certificate of Designations, unless and until the Requisite Stockholder Approval is obtained, no shares of Class A Common Stock will be issued or delivered upon conversion of any Convertible Preferred Stock of any Holder, and no Convertible Preferred Stock of any Holder will be convertible, in each case, to the extent, and only to the extent, that such issuance, delivery, conversion, or convertibility would (i) result in such Holder or a “person” or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) beneficially owning in excess of 19.99% of the outstanding shares of Class A Common Stock as of the date of this Certificate of Designation; or (ii) exceed 19.99% of the outstanding shares of Class A Common Stock and the Class B Common Stock, combined, as of the date of this Certificate of Designations (this restrictions set forth in this sentence, the “Ownership Limitation”).  For these purposes, beneficial ownership and calculations of percentage ownership will be determined in accordance with Rule 13d-3 under the Exchange Act.  If any Conversion Consideration otherwise due upon the conversion of any Convertible Preferred Stock is not delivered as a result of the Ownership Limitation, then the Company’s obligation to deliver such Conversion Consideration will not be extinguished, and the Company will deliver such Conversion Consideration as soon as reasonably practicable after the Holder of such Convertible Preferred Stock provides written confirmation to the Company that such delivery will not contravene the Ownership Limitation.  Any purported delivery of shares of Class A Common Stock upon conversion of any Convertible Preferred Stock will be void and have no effect to the extent, and only to the extent, that such delivery would contravene the Ownership Limitation.  The satisfaction, by a Holder of any Convertible Preferred Stock, of the requirements set forth in Section 10(c)(ii) to convert such Convertible Preferred Stock will be deemed to be a representation, by such Holder to the Company, that the settlement of such conversion in full and without regard to this Section 10(f)(i) will not contravene the Ownership Limitation.

(ii)         Covenant to Seek the Requisite Stockholder Approval.  Prior to the earliest of (A) the first annual meeting of stockholders of the Company to occur following the fourth anniversary of the Initial Issue Date; or (B) ninety (90) days after the Optional Conversion Trigger Date, the Company will provide each holder of Class A Common Stock or other securities entitled to vote at such meeting a proxy statement meeting the requirements of Section 14 of the Exchange Act (and the rules and regulations promulgated thereunder) (the “Proxy Statement”) soliciting each such stockholder’s affirmative vote approving the Company’s issuance of the Conversion Shares to obtain the Requisite Stockholder Approval, and the Company will use its commercially reasonable efforts to solicit its stockholders’ approval and to cause the Board of Directors to recommend to the stockholders that they approve such Requisite Stockholder Approval. The Proxy Statement will be in a form reasonably acceptable to the Holders and accordingly, the Company will provide the Holder with reasonable opportunity to review and comment on the Proxy Statement. If, despite the Company’s commercially reasonable efforts, the Requisite Stockholder Approval is not obtained at such stockholder meeting, the Company will cause an additional meeting of stockholders of the Company to be held every six months thereafter until the Requisite Shareholder Approval is obtained, and the Company will hire a reputable proxy solicitor for the purpose of pursuing such approval.  The Company will promptly notify the Holders when the Requisite Stockholder Approval is obtained.

(iii)        Antitrust Clearance Date.  If any shares of Convertible Preferred Stock delivered an Optional Conversion Notice to the Company and, as a result of the conversion of such shares of Convertible Preferred Stock into voting securities of the Company, the Company is required to make a filing pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (or any successor act or regulation thereto), the Company and the Holders shall cooperate in preparing and making such filing, and no shares of Convertible Preferred Stock shall be converted into any voting securities of the Company on or before the Antitrust Clearance Date.

Section 11.           Certain Provisions Relating to the Issuance of Common Stock.

(a)       Equitable Adjustments to Prices.  Whenever this Certificate of Designations requires the Company to calculate the average of the Last Reported Sale Price, or any function thereof, over a period of multiple days (including to calculate an adjustment to the Conversion Price), the Company will make appropriate adjustments, if any, to those calculations to account for any adjustment to the Conversion Price pursuant to Section 10(e) that becomes effective at any time during such period.

(b)        Reservation of Shares of Common Stock.  The Company will reserve, out of its authorized, unreserved, and not outstanding shares of Class A Common Stock, for delivery upon conversion of the Convertible Preferred Stock, a number of shares of Class A Common Stock that would be sufficient to settle the conversion of all shares of Convertible Preferred Stock then outstanding, if any.  To the extent the Company delivers shares of Class A Common Stock held in the Company’s treasury in settlement of any obligation under this Certificate of Designations to deliver shares of Class A Common Stock, each reference in this Certificate of Designations to the issuance of shares of Class A Common Stock in connection therewith will be deemed to include such delivery.

(c)         Status of Shares of Common Stock.  Each share of Class A Common Stock delivered upon conversion of the Convertible Preferred Stock of any Holder will be a newly issued or treasury share and will be duly and validly issued, fully paid, non-assessable, free from preemptive rights, and free of any lien or adverse claim (except to the extent of any lien or adverse claim created by the action or inaction of such Holder or the Person to whom such share of Class A Common Stock will be delivered).  If the Class A Common Stock is then listed on any securities exchange, or quoted on any inter-dealer quotation system, then the Company will cause each such share of Class A Common Stock, when so delivered, to be admitted for listing on such exchange or quotation on such system.

(d)         Taxes Upon Issuance of Common Stock.  The Company will pay any documentary, stamp, or similar issue or transfer tax or duty due on the issue of any shares of Class A Common Stock upon conversion of the Convertible Preferred Stock of any Holder, except any tax or duty that is due because such Holder requests those shares to be registered in a name other than such Holder’s name.

Section 12.           Calculations.

(a)        Responsibility; Schedule of Calculations.  Except as otherwise provided in this Certificate of Designations, the Company will be responsible for making all calculations called for under this Certificate of Designations or the Convertible Preferred Stock, including determinations of the Conversion Price, the Last Reported Sale Prices, and accumulated Regular Dividends on the Convertible Preferred Stock.  The Company will make all calculations in good faith, and, absent manifest error, its calculations will be final and binding on all Holders.  The Company will provide a schedule of such calculations to any Holder upon written request.

(b)       Calculations Aggregated for Each Holder.  The composition of the Conversion Consideration due upon conversion of the Convertible Preferred Stock of any Holder will be computed based on the total number of shares of Convertible Preferred Stock of such Holder being converted with the same Conversion Date.  For these purposes, any cash amounts due to such Holder in respect thereof will be rounded to the nearest cent.

Section 13.         Tax Treatment.  Notwithstanding anything to the contrary in this Certificate of Designations, for U.S. federal and other applicable state and local income tax purposes, it is intended that the Convertible Preferred Stock will not be treated as “preferred stock” within the meaning of Section 305(b)(4) of Code and Treasury Regulations Section 1.305-5(a).  The Company will, and will cause its Subsidiaries and agents to, report consistently with, and take no positions or actions inconsistent with, the foregoing treatment unless otherwise required by a determination within the meaning of Section 1313(a) of the Code.

Section 14.          Notices.  The Company will send all notices or communications to Holders pursuant to this Certificate of Designations in writing and delivered personally, by facsimile, or by e-mail (with confirmation of receipt from the recipient, in the case of e-mail), or sent by nationally-recognized overnight courier service to the Holder’s respective addresses shown on the Register.  Notwithstanding anything in the Certificate of Designations to the contrary, the failure to give any such notice or communication to all the Holders will not impair or affect the validity of such notice or communication to whom such notice is sent.

Section 15.          No Other Rights.  The Convertible Preferred Stock will have no rights, preferences, or voting powers, except as provided in this Certificate of Designations or the Certificate of Incorporation or as required by applicable law.

[The Remainder of This Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Certificate of Designations to be duly executed as of the date first written above.

DREAM FINDERS HOMES, INC.

By:	/s/ Patrick O. Zalupski
Name: Patrick O. Zalupski
Title: President and Chief Executive Officer

[Signature Page to Certificate of Designations]

EXHIBIT A

FORM OF CONVERTIBLE PREFERRED STOCK

[●]

Series A Convertible Preferred Stock

[Certificate No.: [___]]	No. Shares* [___]]

Dream Finders Homes, Inc., a Delaware corporation (the “Company”), certifies that [_______] is the registered owner of [___] shares of the Company’s Series A Convertible Preferred Stock (the “Convertible Preferred Stock”) represented by this certificate (this “Certificate”).  The special rights, preferences and voting powers of the Convertible Preferred Stock are set forth in the Certificate of Designations of the Company establishing the Convertible Preferred Stock (the “Certificate of Designations”).  Capitalized terms used in this Certificate without definition have the respective meanings ascribed to them in the Certificate of Designations.

Additional terms of this Certificate are set forth on the other side of this Certificate.

[The Remainder of This Page Intentionally Left Blank; Signature Page Follows]

* Insert number of shares for Physical Certificate only.

IN WITNESS WHEREOF, [●] has caused this instrument to be duly executed as of the date set forth below.

DREAM FINDERS HOMES, INC.

Date:	By:
Name:
Title:
Date:	By:
Name:
Title:

TRANSFER AGENT’S COUNTERSIGNATURE

[legal name of Transfer Agent], as Transfer Agent, certifies that this Certificate represents shares of Convertible Preferred Stock referred to in the within-mentioned Certificate of Designations.

Date:	By:

Authorized Signatory

REVERSE OF SECURITY

THE COMPANY WILL FURNISH WITHOUT CHARGE TO EACH STOCKHOLDER WHO SO REQUESTS, A SUMMARY OF THE POWERS, DESIGNATIONS AND PREFERENCES, OR OTHER SPECIAL RIGHTS OF EACH CLASS OF STOCK OF THE COMPANY AND THE QUALIFICATIONS, LIMITATIONS OR RESTRICTIONS OF SUCH PREFERENCES AND RIGHTS, AND THE VARIATIONS IN RIGHTS, PREFERENCES AND LIMITATIONS DETERMINED FOR EACH SERIES, WHICH ARE FIXED BY THE CERTIFICATE OF INCORPORATION OF THE COMPANY, AS AMENDED, AND THE RESOLUTIONS OF THE BOARD OF DIRECTORS OF THE COMPANY, AND THE AUTHORITY OF THE BOARD OF DIRECTORS TO DETERMINE VARIATIONS FOR FUTURE SERIES.  SUCH REQUEST MAY BE MADE TO THE OFFICE OF THE SECRETARY OF THE COMPANY OR TO THE TRANSFER AGENT.  THE BOARD OF DIRECTORS MAY REQUIRE THE OWNER OF A LOST OR DESTROYED STOCK CERTIFICATE, OR HIS LEGAL REPRESENTATIVES TO GIVE THE COMPANY A BOND TO INDEMNIFY IT AND ITS TRANSFER AGENTS AND REGISTRARS AGAINST ANY CLAIM THAT MAY BE MADE AGAINST THEM ON ACCOUNT OF THE ALLEGED LOSS OR DESTRUCTION OF AY SUCH CERTIFICATE.

[INSERT RESTRICTIVE LEGENDS IN ACCORDANCE WITH SUBSCRIPTION AGREEMENT]

FOR VALUE RECEIVED, ________________ hereby sell, assign and transfer unto

(Insert assignee’s social security or tax identification number)

(Insert address and zip code of assignee)

Shares of the Series A Convertible Preferred Stock represented by the within Certificate, and do hereby irrevocably constitute and appoint agent to transfer the said shares of Series A Convertible Preferred Stock evidenced hereby on the books of the within-named Company with full power of substitution in the premises.

Date:

Signature:
(Sign exactly as your name appears on the other side of this Series A Convertible Preferred Stock)

Signature Guarantee:	†

† Signature must be guaranteed by an “eligible guarantor institution” that is a bank, stockbroker, savings and loan association or credit union reasonably acceptable to the Company or meeting the requirements of any transfer agent appointed by the Company from time to time, which requirements include membership or participation in the Securities Transfer Agents Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Transfer Agent in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

EXHIBIT B

OPTIONAL CONVERSION NOTICE

DREAM FINDERS HOMES, INC.

Series A Convertible Preferred Stock

Subject to the terms of the Certificate of Designations, by executing and delivering this Optional Conversion Notice, the undersigned Holder of the Convertible Preferred Stock identified below directs the Company to convert (check one):

☐	all of the shares of Convertible Preferred Stock

☐	‡ shares of Convertible Preferred Stock
identified by CUSIP No. and Certificate No. .

Date:
(Legal Name of Holder)
By:
Name:
Title:

Signature Guaranteed:

Participant in a Recognized Signature
Guarantee Medallion Program

By:
Authorized Signatory

‡ Must be a whole number.

B-1

EXHIBIT C

FORM OF RESTRICTED STOCK LEGEND

THE OFFER AND SALE OF THIS SECURITY AND THE SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF THIS SECURITY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND THIS SECURITY AND SUCH SHARES MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED EXCEPT (A) PURSUANT TO A REGISTRATION STATEMENT THAT IS EFFECTIVE UNDER THE SECURITIES ACT; OR (B) PURSUANT TO AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.